Exhibit (p)(2)

Appendix A.                Code of Ethics

I.	INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires every investment adviser to establish, maintain and enforce a code of ethics that at a minimum addresses personal trading by its access persons. High ethical standards are essential for the success of Fund Management at Engine No. 1 LLC (the “Firm”) to maintain the confidence of its clients, including any exchange-traded fund (the “ETF”), and any other funds registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (each, a “Fund” and collectively, the “Funds”) together with any other future separate accounts managed by the Firm, (each, a “Client” and collectively, the “Clients”). This Code of Ethics is intended to satisfy the requirements of Section 204A of the Advisers Act, Rule 204A-1 under the Advisers Act and, with respect to the Funds, Rule 17j-1 under the 1940 Act.

This Code of Ethics establishes rules of conduct for each partner, member, officer and employee of the Firm (each a “Supervised Persons”) who (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or (ii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic (each an “Access Person” and collectively, “Access Persons”). For purposes of this Code, all Supervised Persons are deemed to be Access Persons. Access Persons may also include certain persons who are employed by the Firm, such as interns, temporary workers and consultants, and are subject to the Firm’s supervision and control. Access Persons generally do not include vendors or service providers that are engaged by the Firm.

The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Supervised Persons, whether for Clients or for personal purposes, to the highest ethical standards. The Firm expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty, and trust.

Any terms that are not predefined here have the meaning ascribed to them in the Firm’s current version of the Compliance Manual, as amended from time to time.

Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with the Firm. Access Persons should understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with the Firm.

II.	FIDUCIARY DUTY AND STATEMENT OF POLICIES

A.	Confidentiality

Supervised Persons are expected to honor the confidential nature of company, Client, and Investor affairs. Information designated as confidential shall not be communicated outside the Firm, other than to advisors consulted on a confidential basis and will only be communicated within the Firm on a “need to know” basis. Access Persons must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of the Firm and its Clients. The Firm has adopted a separate Privacy Policy, with which all Access Persons are expected to be familiar.

B.	Level of Care

Access Persons are expected to represent the interests of the Firm, its Clients and Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its Access Persons. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client (a) to defraud or mislead a Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon a Client or Investor, or (c) to engage in any manipulative practice with respect to a Client or Investor or securities (such as price manipulation). The Firm places a high value on ethical conduct and challenges its Access Persons to live up to its ethical ideal, not merely obey the letter of the law.

Rule 17j-1(b) under the 1940 Act imposes similar restrictions on any investment adviser with respect to an investment company (as such term is defined under the 1940 Act). Accordingly, any references in this Code of Ethics to compliance with such fiduciary standards imposed under the Advisers Act, should be understood to include compliance with the fiduciary standards imposed under Rule 17j-1(b) under the 1940 Act, unless the context indicates otherwise.

C.	Fiduciary Duties

The Firm and its affiliates are fiduciaries with respect to its Clients. As such, all personnel have the following fiduciary duties:

•	At all times, to place the interests of Clients before their own and not to take inappropriate advantage of their positions, and

•	To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. However, one factor that is common to many conflict of interest situations is the possibility that an Access Person’s actions or decisions may be affected because of an actual or potential divergence between or among the interests of the Firm and its affiliates, the Firm’s Clients and an Access Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Clients, irrespective of the motivations of the Access Person involved.

(a)	An Access Person may not rebate, directly or indirectly, to any person or entity any compensation received from the Firm, or accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client (for example, directing a particular transaction in exchange for any such compensation), other than permissible gifts and entertainment as discussed in the Firm’s Compliance Manual.

(b)	An Access Person may not serve as an officer, director, partner, manager, consultant, trustee, member of an advisory board or employee of, or have a substantial interest in or business relationship with, a competitor of the Firm.

(c)	An Access Person must disclose to the CCO any personal or family interest in any transaction being considered by the Firm on behalf of a Client (apart from your interest in the transaction as an Investor in a Fund).

(d)	An Access Person may not knowingly borrow from, or become indebted to, any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit) on the same terms as are available generally, unless the arrangement is approved by the CCO.

(e)	An Access Person may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which the Access Person knows the Firm or one of its Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific authorization from the CCO.

III.	PERSONAL TRADING POLICIES AND PROCEDURES

In recognition of the Firm’s fiduciary obligations to its Clients and desire to maintain its high ethical standards, the Firm has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by the Firm or securities holdings of Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Client.

While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks have been identified and may be likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons. If there is any doubt as to the propriety of any activity, Access Persons should consult with the CCO or their designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.

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